Exhibit 99.1

Press Release of the Company, dated March 3, 2004

TEJON RANCH CO. ANNOUNCES

PRIVATE EQUITY PLACEMENT

TEJON RANCH, California, May 6, 2004—Tejon Ranch Co. (NYSE-TRC) today announced that it has entered into a definitive agreement with certain new and existing institutional investors for the private placement of 1,234,187 shares of its common stock at a price per share of $32.41, resulting in gross proceeds to the company of approximately $40 million. The institutional investors include one existing fund and one new group of three related funds. The Company also granted the investors two options to purchase an aggregate of 448,794 shares of common stock in the form of additional investment rights.

The first and second additional investment rights are exercisable, respectively, for 308,546 shares and 140,248 shares at purchase prices of $32.41 and $35.65 per share, respectively. The first and second additional investment rights are exercisable until 90 and 180 days after the effectiveness of a registration statement to be filed by the company covering the resale of shares of the common stock to be purchased at the closing and underlying the first and second additional investment rights.

The company expects that it will use the proceeds of the sale to fund its efforts to secure real estate development entitlements for planned residential and recreational projects, which it hopes to receive over the coming years. It also intends to use the proceeds to construct infrastructure needed to expand its industrial and commercial center on Interstate 5, the Tejon Industrial Complex.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The securities have not been registered under the Securities Act of 1933, or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, the principal asset of which is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Co. can be found online at www.tejonranch.com.